EXHIBIT 4.1 Execution Copy

NEITHER THIS SECURITY NOR THE SECURITIES INTO WHICH THIS SECURITY IS EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THIS SECURITY AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

COMMON STOCK PURCHASE WARRANT

To Purchase up to 3,700,000 Shares of Common Stock of

RASER TECHNOLOGIES, INC.

     THIS COMMON STOCK PURCHASE WARRANT (the “Warrant”) certifies that, for value received, Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any person to whom this Warrant or any part thereof is assigned pursuant to the terms hereof, the “Holder”), is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after the date hereof and on or prior to the close of business on the seventh anniversary of the date of the Commitment Letter (the “Termination Date”) but not thereafter, to subscribe for and purchase from Raser Technologies, Inc., a Delaware corporation (the “Company”), up to 3,700,000 shares, subject to adjustment hereunder (the “Warrant Shares”) of Common Stock of the Company. The purchase price of one share of Common Stock under this Warrant shall be equal to the applicable Exercise Price, as defined in Section 2(b).

     Section 1. Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in that certain commitment letter (the “Commitment Letter”), dated January 16, 2008, delivered by Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) to the Company. For all purposes of this Warrant, the following terms have the meanings indicated in this Section 1:

a.	"Alternate Consideration” shall have the meaning set forth in Section 3(d).

b.	"Base Share Price” shall have the meaning set forth in Section 3(b).

c.	"Buy-in” shall have the meaning set forth in Section 2(e)(v).

d.	"Commission" means the Securities and Exchange Commission.

e.	“Commitment Letter” shall have the meaning set forth in this Section 1.

f.	“Common Stock” means the common stock of the Company, par value

$0.01 per share, and any securities into which such common stock may hereafter be reclassified.

     g. “Common Stock Equivalents” means any securities of the Company or its subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

h.	“Company” shall have the meaning set forth in the preamble.

i.	“DWAC” shall have the meaning set forth in Section 2(e)(ii).

j.	“Exercise Price” shall have the meaning set forth in Section 2(b).

k.	“Exempt Issuance” means the issuance of (a) shares of Common Stock or options to employees, officers, directors or consultants of the Company pursuant to any stock or option plan duly adopted by the Board of Directors of the Company and approved by the stockholders of the Company, (b) securities upon the exercise of or conversion of any securities issued hereunder, or upon the exercise of any options, warrants or convertible securities issued and outstanding on the date of this Warrant, provided that such options, warrants or convertible securities have not been amended since the date of this Warrant to increase the number of such securities or to decrease the exercise or conversion price of any such security and/or shares of Common Stock issued pursuant to any anti-dilution or price reset provisions of any such securities which are outstanding as of the date hereof (c) securities issued pursuant to acquisitions, licenses or leases, provided any such issuance shall only be to a Person which is, itself or through its subsidiaries, an operating company in a business synergistic with the business of the Company and in which the Company receives benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities, (d) restricted securities issued to non-employees for bona-fide services rendered in connection with operating the business of the Company and (e) up to 1,000,000 shares of Common Stock which may be issued at the discretion of the Company's Board of Directors.

	l.	"Fundamental Transaction” shall have the meaning set forth in Section
3(d).
	m.	“Holder” shall have the meaning set forth in the preamble.
	n.	“MFN Transaction” shall mean a transaction in which the Company issues or sells any securities in a capital raising transaction or series of related transactions which grants to an investor the right to receive additional shares of Common Stock based upon future transactions of the Company on terms more favorable than those granted to such investor in such offering.

     o. “Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

p. “Registration Rights Agreement” means the Registration Rights

Agreement, dated, the date of the Commitment Letter, between the Company and Merrill Lynch, Pierce, Fenner & Smith, Incorporated.

     q. “Registration Statement” means a registration statement meeting the requirements set forth in the Registration Rights Agreement and covering the resale by the Holder of the Warrants and the Warrant Shares.

     r. "Securities Act” means the Securities Act of 1933, as amended, and the regulations promulgated thereunder.

s.	"Subsequent Dilutive Issuance” shall have the meaning set forth in Section
3(b).

t.	"Subsequent Dilutive Issuance Notice” shall have the meaning set forth in
Section 3(b).

u.	“Termination Date” shall have the meaning set forth in the preamble.

v.	“Trading Day” means a day on which the Common Stock is traded on a

Trading Market.

     w. “Trading Market” means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE Arca, OTC Bulletin Board, the American Stock Exchange, the New York Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market.

     x. “Variable Rate Transaction” shall mean a transaction in which the Company issues or sells any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional shares of Common Stock either (A) at a conversion, exercise or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the shares of Common Stock at any time after the initial issuance of such debt or equity securities, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Common Stock.

y. “Vested Portion” shall have the meaning set forth in Section 3(b).

z.	“VWAP” shall have the meaning set forth in Section 2(c).

aa.	“Warrant” shall have the meaning set forth in the preamble.

bb.	"Warrant Register” shall have the meaning set forth in Section 4(c).

cc.	“Warrant Shares” shall have the meaning set forth in the preamble.

dd.	“Warrant Share Delivery Date” shall have the meaning set forth in Section

2(e)(ii). Section 2.

Exercise.

     a. Vesting and Exercise of Warrant. This Warrant may only be exercised to the extent vested. Subject to the terms and conditions set forth herein, the right to exercise this Warrant shall vest in the Holder, and this Warrant shall become exercisable, in accordance with the terms and conditions set forth in Paragraph 7(a) of the Commitment Letter. Exercise of the purchase rights represented by the vested portion of this Warrant may be made, in whole or in part, at any time or times on or after the date hereof by delivery to the Company of a duly executed facsimile copy of the Notice of Exercise Form annexed hereto (or such other office or agency of the Company as it may designate by notice in writing to the registered Holder at the address of such Holder appearing in the books of the Company); provided, however, within five (5) Trading Days after the date said Notice of Exercise is delivered to the Company, the Holder shall have surrendered this Warrant to the Company and the Company shall have received payment of the aggregate Exercise Price of the Warrant Shares thereby purchased by wire transfer or cashier’s check drawn on a United States bank.

     b. Exercise Price. The purchase price for each share of Common Stock that may be purchased under this Warrant shall be the Original Warrant Price plus or minus the applicable premium or discount as set forth in Paragraph 7(a) of the Commitment Letter, subject to adjustment hereunder (the “Exercise Price”). For example, the applicable Exercise Price with respect to the portion of this Warrant that vests in accordance with Paragraph 7(a)(ii) of the Commitment Letter shall be the Original Warrant Price less a 5% discount.

     c. Cashless Exercise. In addition to any remedies available pursuant to the Registration Rights Agreement, if at any time after one year from the date of the commitment letter between the Company and Merrill Lynch pursuant to which this Warrant was granted (which shall be the date of the Commitment Letter with respect to Non-ROFR Warrants and the date of the applicable subsequent commitment letter with respect to any ROFR Warrants) there is no effective Registration Statement registering, or no current prospectus available for, the resale of the Warrant and the Warrant Shares by the Holder, then any portion of this Warrant that has vested in accordance with Section 2(a) hereof may also be exercised, in whole or in part, at such time by means of a “cashless exercise” in which the Holder shall be entitled to receive a certificate for the number of Warrant Shares equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A)= the volume weighted average price of the Common Stock (“VWAP”) on the Trading Day immediately preceding the date of such election;

(B) = the applicable Exercise Price for the Warrant Shares to be purchased, as adjusted; and

(X) = the number of Warrant Shares issuable upon exercise of the portion of this Warrant being exercised at such Exercise Price in accordance with the terms of this Warrant by means of a cash exercise rather than a cashless exercise.

     To the extent that all or part of this Warrant is exercised by means of a cashless exercise and more than one Exercise Price is applicable to the Warrant Shares to be purchased, the Warrant Shares issuable to the Holder shall be separately calculated for each applicable Exercise Price in accordance with the foregoing formula.

     Notwithstanding anything herein to the contrary, on the Termination Date, this Warrant shall be automatically exercised in its entirety via cashless exercise pursuant to this Section 2(c).

d.	Reserved.

e.	Mechanics of Exercise. i. Authorization of Warrant Shares. The Company covenants that all

Warrant Shares which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

     ii. Delivery of Certificates Upon Exercise. Certificates for any and all Warrant Shares purchased hereunder (including by means of cashless exercise) shall be transmitted by the transfer agent of the Company to the Holder by crediting the account of the Holder’s prime broker with the Depository Trust Company through its Deposit Withdrawal Agent Commission (“DWAC”) system if the Company is a participant in such system, and otherwise by physical delivery to the address specified by the Holder in the Notice of Exercise within three (3) Trading Days from the surrender of this Warrant and payment of the aggregate Exercise Price as set forth above (“Warrant Share Delivery Date”). This Warrant shall be deemed to have been exercised on the date the Exercise Price for the number of Warrant Shares being purchased is received by the Company or upon receipt by the Company of the Notice of Exercise Form with respect to a cashless exercise. The Warrant Shares shall be deemed to have been issued, and the Holder or any other person designated in the Notice of Exercise shall be deemed to have become a holder of record of such shares of Common Stock for all purposes, as of the date the Warrant has been exercised by payment (or by means of cashless exercise) to the Company of the Exercise Price for the number of

Warrant Shares being purchased and all taxes required to be paid by the Holder, if any, pursuant to Section 2(e)(vii) prior to the issuance of such shares of Common Stock, have been paid.

     iii. Delivery of New Warrants Upon Exercise. If this Warrant shall have been exercised in part, the Company shall, at the time of delivery of the certificate or certificates representing Warrant Shares, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased Warrant Shares called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

     iv. Rescission Rights. If the Company fails to cause its transfer agent to transmit to the Holder a certificate or certificates representing the Warrant Shares as required pursuant to Section 2(e)(ii) by the Warrant Share Delivery Date, then the Holder will have the right to rescind such exercise.

     v. Compensation for Buy-In on Failure to Timely Deliver Certificates Upon Exercise. In addition to any other rights available to the Holder, if the Company fails to cause its transfer agent to transmit to the Holder a certificate or certificates representing the Warrant Shares pursuant to an exercise on or before the Warrant Share Delivery Date, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Warrant Shares which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall (1) pay in cash to the Holder the amount by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (A) the number of Warrant Shares that the Company was required to deliver to the Holder in connection with the exercise at issue by (B) the price at which the sell order giving rise to such purchase obligation was executed, and (2) at the option of the Holder, either reinstate the portion of the Warrant and equivalent number of Warrant Shares for which such exercise was not honored or deliver to the Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder. For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted exercise of shares of Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (1) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable by the Company to the Holder in respect of the Buy-In, together with applicable confirmations and other evidence reasonably requested by the Company. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of

Common Stock upon exercise of the Warrant as required pursuant to the terms hereof.

     vi. No Fractional Shares or Scrip. No fractional shares of Common Stock or scrip representing fractional shares of Common Stock shall be issued upon the exercise of this Warrant. As to any fraction of a share of Common Stock which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the applicable Exercise Price.

     vii. Charges, Taxes and Expenses. Issuance of certificates for Warrant Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Company, and such certificates shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that in the event certificates for Warrant Shares are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder; and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto.

     viii. Closing of Books. The Company will not close its stockholder books or records in any manner which prevents the timely exercise of this Warrant, pursuant to the terms hereof.

     f. Call Provision. The Company may cancel the purchase rights represented by this Warrant in accordance with the terms and conditions set forth in Paragraph 7(d) of the Commitment Letter.

Section 3.

Certain Adjustments.

     a. Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding: (A) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company pursuant to this Warrant), (B) subdivides outstanding shares of Common Stock into a larger number of shares, (C) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (D) issues by reclassification of shares of the Common Stock any shares of capital stock of the Company, then in each case each applicable Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event and the number of shares issuable upon exercise of this Warrant (as well as the number of shares of Common Stock eligible to vest in accordance with each subparagraph of Paragraph 7(a) of the Commitment Letter)

shall be proportionately increased or decreased. Any adjustment made pursuant to this Section 3(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

     b. Subsequent Equity Sales. Other than pursuant to an Exempt Issuance, if at any time prior to the third anniversary of the date any portion of this Warrant vests in accordance with Section 2(a) hereof (each a “Vested Portion”), the Company shall sell or grant any option to purchase or otherwise dispose of or issue any Common Stock or Common Stock Equivalents entitling any Person to acquire shares of Common Stock, at an effective price per share less than the Exercise Price then applicable to such Vested Portion of this Warrant, as adjusted hereunder (such lower price, the “Base Share Price” and such issuances collectively, a “Subsequent Dilutive Issuance”) (for the avoidance of doubt, if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share which is less than the Exercise Price applicable to any Vested Portion of this Warrant, such issuance shall be deemed to have occurred for less than such applicable Exercise Price), then, the Exercise Price applicable to such Vested Portion of this Warrant shall be reduced by multiplying such applicable Exercise Price by a fraction, the numerator of which shall be the sum of the number of shares of Common Stock issued and outstanding immediately prior to the Subsequent Dilutive Issuance plus the number of shares of Common Stock and Common Stock Equivalents which the aggregate consideration received or receivable by the Company in connection with such Subsequent Dilutive Issuance would purchase at such applicable Exercise Price as then in effect, and the denominator of which shall be the sum of the number of shares of Common Stock issued and outstanding immediately prior to the Subsequent Dilutive Issuance plus the number of shares of Common Stock and Common Stock Equivalents so issued or issuable in connection with the Subsequent Dilutive Issuance. Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued. The Company shall notify the Holder in writing, no later than the Trading Day following the issuance of any Common Stock or Common Stock Equivalents subject to this section, indicating therein the applicable issuance price, or of applicable reset price, exchange price, conversion price and other pricing terms (such notice the “Subsequent Dilutive Issuance Notice”).

c. Pro Rata Distributions. If the Company, at any time prior to the

Termination Date, shall distribute to all holders of Common Stock (and not to Holders of the Warrants) evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security other than the Common Stock (which shall be subject to Section 3(b)), then in each such case each Exercise Price applicable to any portion of this Warrant shall be adjusted by multiplying such applicable Exercise Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the VWAP determined as of the record date mentioned above, and of which the numerator shall be such VWAP on such record date less the then per share fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of the Common Stock as determined by the Board of Directors in good faith. In either case the adjustments shall be described in a statement provided to the Holders of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

     d. Fundamental Transaction. If, at any time while this Warrant is outstanding, (A) the Company effects any merger or consolidation of the Company with or into another Person, (B) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (C) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (D) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then, upon any subsequent exercise of this Warrant, the Holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise absent such Fundamental Transaction, the number of shares of Common Stock of the successor or acquiring corporation (or of the Company, if it is the surviving corporation) and/or any cash or other consideration that such Holder would have received upon or as a result of such reorganization, reclassification, merger, consolidation or disposition of assets if this Warrant had been exercised immediately prior to such event (the “Alternate Consideration”). If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Fundamental Transaction shall issue to the Holder a new warrant consistent with the foregoing provisions and evidencing the Holder’s right to exercise such warrant into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 3(d) and insuring that this Warrant (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

Notwithstanding anything to the contrary in the Commitment Letter or this Warrant, in the event of a Fundamental Transaction that is (1) an all cash transaction, (2) a “Rule 13e-3 transaction” as defined in Rule 13e-3 under the Securities Exchange Act of 1934, as amended, or (3) a Fundamental Transaction involving a Person not traded on a national securities exchange, the Nasdaq Global Select Market, the Nasdaq Global Market, or the Nasdaq Capital Market, the Holder may elect (by written notice to the Company), concurrently with or at any time within thirty (30) days after the consummation of the Fundamental Transaction, to receive in lieu of the Alternate Consideration an amount of cash equal to the value of this Warrant as determined in accordance with the Black Scholes option pricing formula at the effective time of consummation of the Fundamental Transaction, and the Company or any successor entity shall pay such amount to the Holder within five (5) Trading Days of any such election.

     e. Exempt Issuance. Notwithstanding the foregoing, no adjustments, Alternate Consideration nor notices shall be made, paid or issued under this Section 3 in respect of an Exempt Issuance.

     f. Calculations. All calculations under this Section 3 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. The number of shares of Common Stock outstanding at any given time shall not include shares of Common Stock owned or held by or for the account of the Company. For purposes of this Section 3, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

     g. Voluntary Adjustment By Company. The Company may at any time during the term of this Warrant reduce the then current applicable Exercise Prices to any amounts and for any period of time deemed appropriate by the Board of Directors of the Company.

h.	Notice to Holders. i. Adjustment to Exercise Price. Whenever an Exercise Price

applicable to any portion of this Warrant or the number of shares of Common Stock issuable hereunder are adjusted pursuant to this Section 3, the Company shall promptly mail to each Holder a notice setting forth each applicable Exercise Price and such number of shares of Common Stock after such adjustment and setting forth a brief statement of the facts requiring such adjustment. The Company shall also, at any time upon request of any Holder, deliver to such Holder a computation of the then current applicable Exercise Prices and number of shares of Common Stock issuable upon exercise hereof at each applicable Exercise Price. If the Company issues a variable rate security, the Company shall be deemed to have issued Common Stock or Common Stock Equivalents at the lowest possible conversion or exercise price at which such securities may be converted or exercised in the case of a Variable Rate Transaction, or the lowest possible adjustment price in the case of an MFN Transaction.

     ii. Notice to Allow Exercise by Holder. If (A) the Company shall declare a dividend (or any other distribution) on the Common Stock; (B) the

Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock; (C) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property; (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company; then, in each case, the Company shall cause to be mailed to the Holder at its last address as it shall appear upon the Warrant Register of the Company, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice. The Holder is entitled to exercise this Warrant during the 20-day period commencing the date of such notice to the effective date of the event triggering such notice.

Section 4.

Transfer of Warrant.

     a. Transferability. Except as expressly set forth in this Section 4(a), this Warrant may not be transferred by the Holder. Subject to compliance with the conditions set forth in Section 4(d) hereof, this Warrant and the rights hereunder are transferable, but only to the extent this Warrant and the rights hereunder have vested in accordance with Section 2(a). To the extent any portion of this Warrant is transferable, such portion and the related rights hereunder are transferable, in whole or in part, upon surrender of this Warrant at the principal office of the Company, together with a written assignment of all or part of this Warrant substantially in the form attached hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. A Warrant, if properly assigned, may be exercised by a new holder for the purchase of Warrant Shares without having a new Warrant issued.

     b. New Warrants. The vested portion of this Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with Section 4(a), as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or

Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice.

     c. Warrant Register. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Warrant Register shall also set forth each Holder’s address to which notices shall be sent pursuant to Section 5(i) hereof, which address shall be updated by the Holder as required from time to time by written notice to the Company. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

     d. Transfer Restrictions. If, at the time of the surrender of this Warrant in connection with any transfer of this Warrant, the transfer of this Warrant is not registered pursuant to an effective Registration Statement under the Securities Act and under applicable state securities or blue sky laws, the Company may require, as a condition of allowing such transfer (i) that the Holder or transferee of this Warrant, as the case may be, furnish to the Company a written opinion of counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that such transfer may be made without registration under the Securities Act and under applicable state securities or blue sky laws, (ii) that the holder or transferee execute and deliver to the Company an investment letter in form and substance reasonably acceptable to the Company and (iii) that the transferee be an “accredited investor” as defined in Regulation D promulgated under the Securities Act or a qualified institutional buyer as defined in Rule 144A(a) under the Securities Act. Notwithstanding anything else to the contrary herein, the Warrant Shares received by the Holder upon exercise of this Warrant or any portion thereof shall not be subject to any restrictions on transfer other than those imposed by the Securities Act or applicable state securities or blue sky laws.

Section 5.

Miscellaneous.

a.	Reserved.

b.	No Rights as Shareholder Until Exercise. This Warrant does not entitle the Holder to any voting rights or other rights as a shareholder of the Company prior to the partial or full exercise hereof. Upon the surrender of this Warrant and the payment of the aggregate Exercise Price (or by means of a cashless exercise), the Warrant Shares so purchased shall be and be deemed to be issued to such Holder as the record owner of such shares of Common Stock as of the close of business on the later of the date of such surrender and the date of such payment.

     c. Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any stock certificate relating to the Warrant Shares, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of the Warrant, shall not include the posting of any bond), and upon surrender and cancellation of such Warrant or stock certificate, if mutilated, the Company will make and deliver a new Warrant or stock certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or stock certificate.

     d. Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday, Sunday or a legal holiday, then such action may be taken or such right may be exercised on the next succeeding day not a Saturday, Sunday or legal holiday.

e. Authorized Shares.

     The Company covenants that during the period the Warrant is outstanding, it will reserve from its authorized and unissued Common Stock a sufficient number of shares of Common Stock to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant. The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for the Warrant Shares upon the exercise of the purchase rights under this Warrant. The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the Trading Market upon which the Common Stock may be listed.

     Except and to the extent as waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amending its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder as set forth in this Warrant against impairment. Without limiting the generality of the foregoing, the Company will (a) not increase the par value of any Warrant Shares above the amount payable therefor upon such exercise immediately prior to such increase in par value, (b) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares upon the exercise of this Warrant, and (c) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof as may be necessary to enable the Company to perform its obligations under this Warrant.

     Before taking any action which would result in an adjustment in the number of Warrant Shares for which this Warrant is exercisable or in the applicable Exercise Prices, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

     f. Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be determined in accordance with the law of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

     g. Restrictions. The Holder acknowledges that the Warrant Shares acquired upon the exercise of this Warrant, if not registered, will have restrictions upon resale imposed by state and federal securities laws.

     h. Nonwaiver and Expenses. No course of dealing or any delay or failure to exercise any right hereunder on the part of the Holder shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies, notwithstanding the fact that all rights hereunder terminate on the Termination Date. If the Company willfully and knowingly fails to comply with any provision of this Warrant, which results in any material damages to the Holder, the Company shall pay to the Holder such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by the Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

     i. Notices. Any notice, request or other document required or permitted to be given or delivered pursuant to this Warrant shall be in writing and sent by a recognized overnight delivery service (charges prepaid), or by registered or certified mail with return receipt requested (postage prepaid), if to (i) the Company, to 5152 North Edgewood Drive, Suite 375, Provo, UT 84604, Attention: Chief Financial Officer, and

(ii)	the Holder, to the address of such Holder set forth in the Warrant Register. j. Limitation of Liability. No provision hereof, in the absence of any affirmative action by the Holder to exercise this Warrant or purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any Common Stock or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

     k. Remedies. The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

     l. Successors and Assigns. This Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors of the Company and the successors and permitted assigns of the Holder. The provisions of this Warrant are intended to be for the benefit of all Holders from time to time of this Warrant and shall be enforceable by any such Holder and all holders of Warrant Shares.

     m. Amendment. This Warrant may be modified or amended or the provisions hereof waived with the written consent of the Company and the Holder.

     n. Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

     o. Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

********************

     IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized as of the date set forth below.

Dated: January 16, 2008

RASER TECHNOLOGIES, INC. By: /s/ Brent M. Cook Name: Brent M. Cook Title: CEO

NOTICE OF EXERCISE

TO: RASER TECHNOLOGIES, INC.

     1. The undersigned hereby elects to purchase
________
Warrant Shares of the Company pursuant to the terms of the attached Warrant and tenders herewith payment of the applicable Exercise Price in full, together with all applicable transfer taxes, if any.

2.	Payment shall take the form of (check applicable box):

[ ] in lawful money of the United States; or

[ ] the cancellation of such number of Warrant Shares as is necessary, in accordance with the formula set forth in subsection 2(c), to exercise this Warrant with respect to the maximum number of Warrant Shares purchasable pursuant to the cashless exercise procedure set forth in subsection 2(c).

3.	Please issue a certificate or certificates representing said Warrant Shares in the name of the undersigned or in such other name as is specified below:

The Warrant Shares shall be delivered to the following:

     (4) Accredited Investor. The undersigned is an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended.

[SIGNATURE OF HOLDER]

Name of Investing Entity:
____________________________________________________________________

Signature of Authorized Signatory of Investing Entity:
______________________________________________
Name of Authorized Signatory:
________________________________________________________________
Title of Authorized Signatory:
_________________________________________________________________
Date:
_____________________________________________________________________________________

ASSIGNMENT FORM

(To assign the foregoing warrant, execute this form and supply required information. Do not use this form to exercise the warrant.)

     FOR VALUE RECEIVED, the foregoing Warrant (or the specified portion thereof in cases of partial assignment) and all rights evidenced thereby are hereby assigned to

_______________________________________________
whose address is

_______________________________________________________________
.

Portion of Warrant to be assigned:
____________________________________

Dated: ______________ , _______

Holder’s Signature: Holder’s Address:

Signature Guaranteed:

NOTE: The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatsoever, and must be guaranteed by a bank or trust company unless otherwise agreed by the Company and the Holder. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant.